UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2004

NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio		44114-3484

(Address of Principal Executive Offices)		(Zip Code)

(216) 222-2000

(Registrant’s telephone number, including area code)

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Item 2. Acquisition or Disposition of Assets.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EX-2 Agreement and Plan of Merger
EX-99.1 Press Release
EX-99.2 Additional Communication Materials

Item 2. Acquisition or Disposition of Assets.

     On February 17, 2004, National City Corporation (NYSE: NCC) issued a news release announcing that National City entered into a definitive agreement, dated February 16, 2004, to acquire Provident Financial Group, Inc. (Nasdaq: PFGI), a bank holding company headquartered in Cincinnati, Ohio. Provident operates through multiple channels including 65 branches in Southwestern Ohio and Northern Kentucky, 480 ATMs, online banking and TeleBank, a telephone customer service center. At December 31, 2003, Provident Financial Group had $8.9 billion in loans outstanding, $10.3 billion in deposits, and assets of $17.0 billion.

     Under the terms of the agreement, Provident Financial Group, Inc. shareholders will receive 1.135 shares of National City common stock for each share of Provident common stock in a tax-free exchange. The implied price of $40.17 for each Provident common share is based on the price of $35.39 of one share of National City common stock on February 13, 2004. Based on the recent market price for National City common stock, the transaction has a total indicated value of approximately $2.1 billion. Subject to regulatory and stockholder approvals, the transaction is expected to close in the second quarter of 2004.

     National City also announced that its Board of Directors has authorized the repurchase of 50 million shares of outstanding common stock, subject to an aggregate purchase limit of $2 billion. As of December 31, 2003, there were approximately 606 million common shares outstanding. The new authorization will replace all previously utilized share repurchase authorizations. The shares will be acquired either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

     The Agreement and Plan of Merger, a copy of the news release and additional communication materials are attached to this Form 8-K as exhibits 2, 99.1 and 99.2, respectively. National City shall furnish a copy of the disclosure schedules to the Commission upon the Commission’s request. The description contained herein of the transaction is qualified in its entirety by reference to the agreement attached hereto as exhibit 2.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: The financial statements of required to be filed under this Item 7(a) shall be filed by an amendment to this Form 8-K not later than 60 days after the date of this Form 8-K.

(b) Pro Forma Financial Information: Not Applicable.

(c) Exhibits:	2 – Agreement and Plan of Merger
99.1 – News Release dated Tuesday, February 17, 2004
99.2 – Additional communication materials

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation
(Registrant)

Dated: February 17, 2004	/s/ David L. Zoeller

David L. Zoeller
Executive Vice President and General Counsel

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